Ford F-Series Marks Best February Results in 18 Years While All-New Ford Expedition Posts 41 Percent Retail Sales Increase; Lincoln Navigator Posts Gains In All Regions

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FEBRUARY 2018 SALES

	Total Vehicle	Retail	Fleet	Truck	SUV	Car
U.S. Sales	**194,132**	**123,073**	**71,059**	**84,384**	**65,250**	**44,498**
Versus February 2017	-6.9%	-8.5%	-3.8%	1.2%	-12.3%	-12.1%

HIGHLIGHTS

- **Overall Ford Motor Company U.S. sales for February** totaled 194,132 vehicles – a 6.9 percent decline.
- **Fleet performance is down 3.8 percent** on sales of 71,059 vehicles.
- **Ford's overall transaction prices compare favorably** against the industry, $36,200 versus $32,200. Retail sales totaled 123,073 vehicles last month, a decline of 8.5 percent.
- **With the highest transaction pricing of any full-line automaker,** Ford posted an increase of $2,100, with incentive spend down $80 compared to a year ago.
- **Ford F-Series marks its best February sales performance in 18 years** on total sales of 68,243 trucks. This is the 10th consecutive month of gains.
- **At retail, all-new Ford Expedition sales saw a 41.4 percent sales gain;** fleet is down 54.6 percent due to order timing. The days-to-turn rate is just 13 days.
- **All-new Ford EcoSport sales are climbing as more dealer stock becomes available;** EcoSport sales totaled 2,300 SUVs for February.
- **Retail sales for the all-new Lincoln Navigator gained 60.1 percent last month,** with customer sold orders outpacing supply. Overall transaction prices for Lincoln have grown $4,600 over last year.

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About Ford Motor Company
Ford Motor Company is a global company based in Dearborn, Michigan. The company designs, manufactures, markets and services a full line of Ford cars, trucks, SUVs, electrified vehicles and Lincoln luxury vehicles, provides financial services through Ford Motor Credit Company and is pursuing leadership positions in electrification, autonomous vehicles and mobility solutions. Ford employs approximately 202,000 people worldwide. For more information regarding Ford, its products and Ford Motor Credit Company, please visit www.corporate.ford.com.

*U.S. sales volume reflects transactions with (i) retail and fleet customers (as reported by dealers), (ii) government and (iii) Ford management. Average transaction pricing based on J.D. Power and Associates PIN data.



"Our higher trim level vehicles are really resonating with our customers, who are looking for more content and technology than ever before. This is especially true of our trucks and SUVs. Our all-new Ford Expedition and Lincoln Navigator are moving fast, as we work to increase our output to keep up with our customers' passion for these two vehicles."

– Mark LaNeve, Ford vice president, U.S. Marketing, Sales and Service

KEY VEHICLES



2018 Ford F-150

February marks the 10th straight month of sales gains for F-Series. Continued strong demand for high series trucks along with a good mix of Crew Cab trucks lifted average transaction prices by $1,500 to $47,200 per truck. This compares to $43,800 for the overall segment.



2018 Ford Expedition

All-new Expedition is sitting just 13 days on dealer lots on average, with retail sales up 41.4 percent. Platinum SUVs represent 31 percent of sales, with transaction prices expanding $10,900 per vehicle. A new $25 million investment brings Ford's total investment at Kentucky Truck Plant to $925 million to increase SUV production.



2018 Ford EcoSport

Ford EcoSport sales continue to grow, with the all-new SUV averaging just 18 days on dealer lots. We're seeing strong reception for the EcoSport in large markets on the coasts, including Los Angeles, New York and Philadelphia.



2018 Lincoln Navigator

Lincoln Navigator sales continue to climb, with retail sales up 60.1 percent for February. The all-new SUV is sitting on dealer lots for just 9 days on average and 6 for Black Label. Demand for Lincoln's Reserve and Black Label SUVs is overwhelming, representing 85 percent of sales, providing Navigator with a $19,400 gain in transaction pricing for February.

FEBRUARY 2018 INVENTORY/FLEET RESULTS

FORD MOTOR COMPANY

FEBRUARY 2018

	February 2018		February CYTD	
Fleet Segment	Percent of Total Sales	YOY Change	Percent of Total Sales	YOY Change
Rental	18.3%	0.5 points	14.1%	(1.2) points
Commercial	13.0%	0.7 points	12.9%	1.0 points
Government	5.3%	(0.0) points	6.0%	0.1 points
Total Fleet	36.6%	1.2 points	32.9%	(0.1) points

	February 2018		January 2018		February 2017	
Gross Stock (incl. in-transit)	Units at Month-End	Days' Supply	Units at Month-End	Days' Supply	Units at Month-End	Days' Supply
Cars	166,766	90	157,862	125	156,602	74
SUVs	230,380	85	214,980	97	200,392	65
Trucks	320,415	91	309,350	104	325,106	94
Total	717,561	89	682,192	106	682,100	79

	February 2018		January 2018		February 2017	
Dealer Stock (on ground)	Units at Month-End	Days' Supply	Units at Month-End	Days' Supply	Units at Month-End	Days' Supply
Cars	122,117	66	120,771	95	130,969	62
SUVs	185,731	68	169,113	76	166,715	54
Trucks	264,622	75	267,690	90	276,473	80
Total	572,470	71	557,574	87	574,157	66

CONTACT

Erich Merkle
313.806.4562
emerkle2@ford.com